Prospectus Supplement No. 1                     Filed Pursuant to Rule 424(b)(3)
dated October 17, 2001                                Registration No. 333-69744
(to Prospectus dated October 4, 2001)                        Cusip No. 501242AJ0


                                  $125,000,000

                       KULICKE AND SOFFA INDUSTRIES, INC.

               5 1/4% Convertible Subordinated Notes due 2006 and
             the Common Stock issuable upon conversion of the Notes

                                   ----------

         The following table supplements and amends the information set forth on pages 31 to 33 in the prospectus under Selling Securityholders with respect to the selling securityholders and the principal amount of notes beneficially owned by such selling securityholders that may be offered and sold pursuant to the prospectus dated October 4, 2001. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus.

                            Principal Amount                         Number of             Number of
                            at Maturity of                           Shares of             Shares of
                          Notes Beneficially      Percentage        Common Stock          Common Stock    Percentage of
                            Owned that May         of Notes         Owned Prior             that May       Common Stock
         Name                  Be Sold            Outstanding      to the Offering         Be Sold (1)    Outstanding (2)

------------------------------------------------------------------------------------------------------------------------
ABN AMRO Securities           $1,375,000             1.1%              69,630                69,630            *
 LLC
-------------------------------------------------------------------------------------------------------------------
Cooper Neff Covertible         1,164,000               *               58,945                58,945            *
 Strategies Fund, L.P.
-------------------------------------------------------------------------------------------------------------------
LakeShore                      1,000,000               *               50,640                50,640            *
 International, LTD.
-------------------------------------------------------------------------------------------------------------------
Morgan Stanley & Co.           1,725,000             1.4%             703,126                87,354          1.4%
-------------------------------------------------------------------------------------------------------------------
Sturgeon Limited                 252,000               *               12,761                12,761            *
-------------------------------------------------------------------------------------------------------------------
Susquehanna Capital            2,000,000             1.6%             101,280               101,280            *
 Group
------------------------------------------------------------------------------------------------------------------------

* Less than 1%

(1) Assumes conversion of all of the holder's notes at a conversion ratio of 50.6401 shares per $1,000 principal amount of notes. However, this conversion ratio will be subject to further adjustment as described under "Description of Notes-Conversion of Notes." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 49,034,316 shares of common stock outstanding as of September 14, 2001. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

         Because the selling securityholders listed above and in the prospectus under the caption Selling Securityholders may, pursuant to the prospectus, as supplemented, offer all or some portion of the notes, no estimate can be given as to the amount of notes that will be held by the selling securityholders upon termination of any such sales.

         Furthermore, the selling securityholders identified in the table set forth in the prospectus under the caption Selling Securityholders may have sold, transferred or otherwise disposed of all or a portion of their notes or common stock since the date on which they provided us with information regarding their notes or common stock, and we have not made any independent inquiries as to the foregoing.

         Unless otherwise noted, all information provided in this prospectus supplement is as of October 17, 2001.